Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Thirty-nine Weeks Ended
                              Sept. 27,    Sept. 29,    Sept. 27,    Sept. 29,
                                1996         1995         1996         1995
Primary

    Net earnings (a)         $    8,565   $    8,553   $    8,659   $   20,531

    Weighted average shares
     of common stock
     outstanding             46,181,050   45,897,854   46,224,968   45,798,385

    Common stock equivalents  2,442,968    2,903,193    2,455,177    2,682,917

    Weighted average shares of
     common stock and common
     stock equivalents       48,624,018   48,801,047   48,680,145   48,481,302

    Primary earnings per share
     of common stock and common
     stock equivalents (a/b) $      .18   $      .18   $      .18   $      .42

Fully diluted

    Net earnings (c)         $    8,565   $    8,553   $    8,659   $   20,531
    Weighted average shares
     of common stock
     outstanding             46,181,050   45,897,854   46,224,968   45,798,385
    Common stock
     equivalents              2,444,628    2,961,016    2,498,521    2,877,264

    Weighted average shares of
     common stock and common
     stock equivalents (d)   48,625,678   48,858,870   48,723,489   48,675,649
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .18   $      .18   $      .18   $      .42


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, whichever is higher.